Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CLEANCORE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Class B Common Stock, $0.0001 par value(1)	Rule 457(o)	—	—	$8,625,000	(2)	0.00014760	$1,273.05
Fees Previously Paid	Equity	Representative’s Warrants(3)(4)	Rule 457(g)	—	—	—		—	—
Fees Previously Paid	Equity	Class B Common Stock, $0.0001 par value, underlying Representative’s Warrants(3)	Rule 457(o)	—	—	$754,688	(2)	0.00014760	$111.39
Fees Previously Paid	Equity	Class B Common Stock, $0.0001 par value, registered on behalf of certain selling stockholders(5)	Rule 457(o)	1,741,036	$6.00	$10,446,216		0.00014760	$1,541.86
	Total Offering Amounts					$19,825,904			$2,926.30
	Total Fees Previously Paid								$2,926.30
	Total Fee Offsets								$0.00
	Net Fee Due								$0.00

(1)	Includes shares of Class B Common Stock that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	We have agreed to issue to the representative of the underwriters or its designees warrants to purchase a number of shares of Class B Common Stock equal to seven percent (7%) of the number of shares of Class B Common Stock to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 125% of the public offering price.

(4)	No fee required pursuant to Rule 457(g).

(5)	Reflects the resale by the selling stockholders set forth herein of up to 1,741,036 shares of Class B Common Stock assuming a price of $6.00 per share, the maximum offering price in the initial public offering.